Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES STRONG FOURTH QUARTER RESULTS

- Operating Income Improved to $7.7 Million from an Operating Loss of $0.4 Million;
Net Income Improved to $3.5 Million from a Net Loss of $4.1 Million;
Adjusted EBITDA More Than Quadrupled from Prior-Year Quarter

- Company Issued New 8.25% Senior Secured Notes due 2028;
Proceeds Used to Refinance Its Existing Debt, Retire Warrants to Purchase Approximately One Million Shares,

and Fully Fund Its New Casino Hotel in Cripple Creek, Colorado

- Construction of Augmented Cripple Creek Project has Restarted;

New Casino Hotel is Expected to Open in the Fourth Quarter of 2022

- Third Sports Wagering Provider Launched Operations in December 2020;

Remaining Three “Skins” Expected to Begin Operations Shortly

- As of February 28, 2021, Company Has Approximately $232 Million of Cash and Equivalents,
Including $180 Million in a Construction Reserve Account

Las Vegas – March 8, 2021 – Full House Resorts, Inc. (Nasdaq: FLL) today announced results for the fourth quarter ended December 31, 2020.

On a consolidated basis, revenues in the fourth quarter of 2020 were $38.3 million, versus $39.0 million in the prior-year period. Net income for the fourth quarter of 2020 rose to $3.5 million, or $0.12 per diluted common share, from a net loss of $4.1 million, or $(0.15) per diluted common share, in the prior-year period. Net income in both periods was affected by the accounting for the fair market value of outstanding warrants, which the Company repurchased in February 2021 for $4.0 million. Adjusted EBITDA(a) in the 2020 fourth quarter was $9.8 million, versus $2.3 million in the fourth quarter of 2019. This strong growth primarily reflects new marketing programs and staffing improvements enacted in late 2019 and early 2020 at the Company’s properties. Results for the fourth quarter of 2020 also include $0.6 million of revenue related to a full quarter of operations for two of the Company’s six permitted sports wagering websites and approximately one week of operations from a third sports wagering website. The Company expects the other three websites to begin operations shortly.

For the full year, total revenues declined to $125.6 million in 2020 from $165.4 million in the prior year, reflecting approximately three months of pandemic-related closures for all of the Company’s properties last spring. Net income for 2020 was $0.1 million, or $0.01 per diluted common share, compared to a net loss of $5.8 million, or $(0.22) per diluted common share, in the prior year. Despite several months of closure, Adjusted EBITDA in 2020 rose 23.3% to $19.7 million from $15.9 million in 2019, reflecting operational and marketing improvements that bore results in the second half of 2020.

“Much like our third quarter, we had a phenomenal fourth quarter,” said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. “The fourth quarter tends to be seasonally weaker than the third quarter, but our properties continued to perform extremely well adjusted for the seasonality. Adjusted EBITDA for the second half of 2020 was more than the total for all of 2019. We now have approximately eight months of successful ‘reset operations’ behind us. While capacity restrictions remain, as well as some additional costs related to the pandemic, so do the structural changes that we have made regarding our marketing and the ways we operate. We continue to believe that these results of the past several months are sustainable.”

Continued Mr. Lee, “Many of the changes to our business operations were in the implementation process prior to the pandemic. For example, at both Bronco Billy’s and Rising Star, we replaced antiquated slot marketing systems late in 2019. With the improved systems, we are now able to provide a better customer experience, while the improved analytics of those systems have allowed us to eliminate unprofitable marketing offerings that cost us more than the incremental revenue they created.

“Physical improvements that we made in recent years have also helped our results. We refurbished the casino and buffet at the Silver Slipper, for example, in 2019. We built a new restaurant at Rising Star, also in 2019, which now supplants the unprofitable buffet we had been operating. The ferry boat service we implemented at Rising Star in 2018 has now become a contributor to our results when one considers the same-day gaming activity of ferry boat passengers, which we can track with the new system.

“Our sports ‘skins’ also continue to go live. In late 2020, an affiliate of Wynn Resorts launched its sports offering through one of our licenses in Colorado. As of today, two of our three permitted skins are live in Colorado and one of our three permitted skins is live in Indiana. We receive a percentage of defined revenues of each skin, subject to annual minimums. Combined, these three sports wagering websites represent a minimum of $3.5 million of annualized contractual revenue. We continue to expect our three remaining skins to go live shortly. When all six skins are in operation, we should receive a contractual minimum of $7 million per year of sports gaming revenues. Since we incur very little expense related to these operations, almost all of such revenues should result in income.”

Commented Lewis Fanger, Chief Financial Officer of Full House Resorts, “We made significant strides with our balance sheet in recent weeks. In February 2021, we issued $310 million of new 8.25% senior secured notes, marking our debut with the high-yield debt markets. That debt issuance was important for several reasons. First, it replaced our existing floating rate notes with new fixed rate debt, at largely the same interest rate. Our new notes no longer have a quarterly leverage test that we must meet, thereby eliminating the quarterly waiver fees that we were previously incurring after several months of shutdown operations. Second, we used bond proceeds to redeem all of our outstanding warrants totaling approximately one million shares. Using our closing stock price on February 12, the day we completed the warrant redemption, the net repurchase price would have been more than $6.0 million. Our actual repurchase price to redeem the warrants was $4.0 million, a 34% discount to such amount. Most importantly, our new debt issuance included $180 million of proceeds dedicated to the construction of our Cripple Creek project, enabling us to now build that luxury casino hotel all at once, rather than in phases.”

Concluded Mr. Lee, “Prior to completing the funding of our Cripple Creek project, we expanded the project’s size. In November, Colorado voters eliminated betting limits and permitted new table games, which significantly enhanced the already-favorable feasibility of the project. To address this larger opportunity, we increased the size of our Cripple Creek hotel by 67% to 300 guest rooms, leaving other aspects of the project largely unchanged. For various reasons, this required the approval of the Cripple Creek City Council and the city’s Historic Preservation Commission, which we received in January and February. The total remaining investment to complete our Cripple Creek project is approximately $180 million, which was fully funded through our recent debt offering. We believe that our project will be transformational for Cripple Creek. It is not an expansion of our existing Bronco Billy’s casino; it is an entirely new casino hotel, with its own unique name and personality, that happens to be located adjacent to, and behind, Bronco Billy’s. We look forward to disclosing that name and personality at a future date. With funding complete, we recently restarted construction of the project and plan to welcome guests to our new casino hotel beginning in the fourth quarter of 2022. Bronco Billy’s will remain open during construction and points earned in the Bronco Billy’s loyalty program will be redeemable at the new property, which will be connected to Bronco Billy’s.”

Fourth Quarter and Full-Year 2020 Highlights and Subsequent Events

●	Revenues at Silver Slipper Casino and Hotel in the fourth quarter of 2020 increased 8.1% to $18.3 million from $17.0 million in the prior-year period. Silver Slipper’s operating results improved despite continuing capacity limitations throughout the property’s casino and dining outlets. Adjusted Property EBITDA grew to $5.1 million in the 2020 fourth quarter, an 89.6% increase from $2.7 million in the prior-year period. For the full year, Silver Slipper’s operational performance reflects a focus on marketing and labor improvements, as well as the benefit of numerous investments in the property in recent years. Such investments included a substantial renovation of the casino and the buffet, a renovated porte cochere and other sense-of-arrival improvements, the Beach Club, the Oyster Bar, and the introduction of on-site sports betting. Revenues were $62.5 million in 2020, reflecting its pandemic-related closure for more than two months in early 2020, compared to $73.2 million in 2019. Adjusted Property EBITDA rose to $14.7 million in 2020, an 11.5% increase from $13.2 million in 2019, despite being closed for more than two months in Spring 2020.

●	At Rising Star Casino Resort, revenues declined for the fourth quarter of 2020 to $10.8 million from $11.4 million. This decline reflects pandemic-related limitations on operations and an increase in competition, as a casino near Louisville replaced its original casino boat with a large new casino in December 2019. Additionally, in January 2020, racetrack casinos near Indianapolis began offering live table games. Adjusted Property EBITDA was $3.5 million in the fourth quarter of 2020, a significant increase from $0.2 million in the prior-year period. These strong results reflect the positive impact of a new slot marketing system installed in the fourth quarter of 2019, the launch of an improved loyalty program in June 2020, labor efficiencies from more appropriately matching the operating hours of table games and food and beverage outlets to the demand for such services, a full quarter of operations of one of the Company’s three permitted sports betting “skins” in Indiana, and additional sales of “free play” that the state’s casinos are permitted to transfer to other casino operators within Indiana. Because Indiana has a progressive gaming tax system and Rising Star is one of the smaller casinos in the state, the property has consistently sold its ability to deduct “free play” in computing gaming taxes to operators in higher tax tiers, as it is permitted to do under state law. Such sales resulted in $2.1 million and $1.0 million of revenue in the fourth quarters of 2020 and 2019, respectively.

For the full year, revenues and Adjusted Property EBITDA at Rising Star were $31.0 million and $3.8 million, respectively, in 2020, with both amounts including $1.5 million from the sports revenue agreements and reflecting approximately three months of closure in early 2020 due to the pandemic. In 2019, such amounts were $45.6 million and $1.3 million, respectively, including $0.1 million from the sports revenue agreements.

●	At Bronco Billy’s Casino and Hotel in Colorado, revenues declined for the fourth quarter of 2020 to $5.7 million from $6.1 million. The decline was due to state-mandated restrictions on operations in response to the continuing pandemic, including the temporary shutdown of all table games at the property from Spring 2020 until late-February 2021 and a steep reduction in the number of slot machines being operated. Revenues in the fourth quarter of 2020 include $0.3 million from two of the Company’s three permitted sports wagering websites in Colorado, which launched in June 2020 and December 2020, respectively. The remaining sports wagering website is expected to commence operations shortly. Adjusted Property EBITDA rose to $1.7 million in the fourth quarter of 2020 from a loss of $0.1 million in the prior-year period. The increase in Adjusted Property EBITDA was due to an improved customer experience and analytics from Bronco Billy’s new slot marketing system, labor controls (partially offset by certain labor expenses related to the pandemic), and the launch of two sports “skins” in 2020. Results also benefited from the closure of the small, free-standing Christmas Casino, which operated from November 2018 to September 2020. While the unique decor of the small casino resulted in an increase in overall revenues, the increase was not sufficient to offset the additional costs of operations.

For the full year, revenues and Adjusted Property EBITDA at Bronco Billy’s were $20.3 million and $4.5 million, respectively, in 2020, with both amounts including $0.7 million from the sports revenue agreements and reflecting approximately three months of closure in early 2020 due to the pandemic. In 2019, such amounts were $27.5 million and $3.0 million, respectively. None of Bronco Billy’s sports agreements were active in 2019.

●	In November 2020, Colorado voters approved favorable changes to the state’s gaming laws, including the elimination of betting limits and allowing Colorado casinos to offer new table games, such as baccarat and pai gow poker. To reflect the new opportunity created by those changes, the Company increased the size of its planned Cripple Creek expansion by 67% to approximately 300 luxury guest rooms and suites, from its previously planned 180 guest rooms. Such plans were approved by the Cripple Creek Historic Preservation Commission and Cripple Creek City Council in January and February 2021. Other planned amenities for the new casino hotel – including a new parking garage, meeting and entertainment space, outdoor rooftop pool, spa, and fine-dining restaurant – remain largely unchanged. The expected remaining investment to complete the Cripple Creek expansion is $180 million, which the Company financed through the issuance of new senior secured notes, as further discussed below. With funding fully in place, the Company no longer intends to complete the project in phases, but rather all at once, with an expected opening in the fourth quarter of 2022. In late-February 2021, the Company began relocating some significant storm sewers and other underground utilities that transit the project site, allowing construction of the foundations to begin within the next few weeks. A live webcam of the construction project is available at www.BroncoBillysCasino.com.

●	The Northern Nevada segment consists of the Grand Lodge and Stockman’s casinos and is historically the smallest of the Company’s segments. This segment of the Company’s operations has been the most negatively affected by the COVID-19 pandemic. Revenues were $3.4 million and $4.6 million for the fourth quarters of 2020 and 2019, respectively. Adjusted Property EBITDA was $0.4 million and $0.6 million, respectively. For the full year, revenues were $11.7 million in 2020, reflecting approximately three months of pandemic-related closures, versus $19.1 million in 2019. Adjusted Property EBITDA was $0.5 million in 2020 and $3.2 million in 2019.

Grand Lodge Casino is located within the Hyatt Regency Lake Tahoe luxury resort in Incline Village, Nevada. Its customer base includes the local community, as well as visitors to the Hyatt. The pandemic has adversely affected visitation to the Hyatt, including visitation for its meeting and convention business. The pandemic also affected the capacity of nearby ski areas this winter. To ensure social distancing, ski areas are currently required to operate their lifts at substantially less than full capacity. Many ski areas have also limited lift ticket sales to attempt to control the resultant lift lines. This has affected visitation to the region, including to the Hyatt and our casino.

Stockman’s Casino is in Fallon, Nevada, home to a large Naval Air Station, where Navy pilots and crews visit for training. To protect the health of both its servicemembers and the host community, the Navy has restricted much of its personnel from leaving the base.

●	On February 12, 2021, the Company closed on its issuance of $310 million of new 8.25% senior secured notes due 2028 (the “2028 Notes”). The proceeds from the offering were used to redeem all $106.8 million of the Company’s senior secured notes due 2024 (the “2024 Notes”) and to redeem all outstanding warrants totaling 1,006,568 shares. Additionally, the proceeds will be used to fund the Company’s expansion project in Cripple Creek, Colorado, to pay expenses related to the offer and sale of the 2028 Notes, and for general corporate purposes.

●	The Company continues to be one of three bidders for the opportunity to build a new casino in Waukegan, Illinois, an area midway between Chicago and Milwaukee with high population density and no existing casino. The Company’s proposal involves construction of a temporary casino, which would generate tax revenues and jobs quickly. Profits from the temporary casino would help fund a permanent casino on the same site, to be named “American Place.” The site is owned by the City of Waukegan and would be leased by the Company.

In October 2020, the Company signed a commitment letter with a multi-billion-dollar investment management firm that has experience with casino construction projects. The commitment letter anticipates fully funding the project with non-recourse development capital. The Company would be required to invest $25 million in the project as equity, will own no less than 60% of the project, and will receive management fees for operating the casino and related amenities. The commitment letter is conditioned upon the Company being awarded the Waukegan casino license by the Illinois Gaming Board and the investment firm’s further due diligence review, among other items.

Liquidity and Capital Resources

As of December 31, 2020, the Company had $37.7 million in cash and cash equivalents, $106.8 million in outstanding senior secured notes due 2024, and $5.6 million in outstanding unsecured loans obtained under the CARES Act. As discussed above, in February 2021, the Company issued $310 million of new senior secured notes due 2028 and used a portion of the proceeds to redeem all $106.8 million of its outstanding 2024 Notes. As of February 28, 2021, the Company had approximately $232 million of cash and equivalents (including $180 million held in a construction reserve account).

Conference Call Information

The Company will host a conference call for investors today, March 8, 2021, at 4:30 p.m. ET (1:30 p.m. PT) to discuss its 2020 fourth quarter results. Investors can access the live audio webcast from the Company’s website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (866) 248-8441 or, for international callers, (323) 289-6576.

A replay of the conference call will be available shortly after the conclusion of the call through March 22, 2021. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (844) 512-2921 or, for international callers, (412) 317-6671 and using the passcode 6818562.

(a) Reconciliation of Non-GAAP Financial Measure

The Company utilizes Adjusted Property EBITDA, a financial measure in accordance with generally accepted accounting principles (“GAAP”), as the measure of segment profit in assessing performance and allocating resources at the reportable segment level. Adjusted Property EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, project development and acquisition costs, non-cash share-based compensation expense, and corporate-related costs and expenses that are not allocated to each property. The Company also utilizes Adjusted EBITDA (a non-GAAP measure), which is defined as Adjusted Property EBITDA net of corporate-related costs and expenses.

Although Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, the Company believes this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity. The Company utilizes this metric or measure internally to focus management on year-over-year changes in core operating performance, which it considers its ordinary, ongoing and customary operations and which it believes is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations.

A reconciliation of Adjusted EBITDA is presented below. However, you should not consider this measure in isolation or as a substitute for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues
Casino	$27,196	$25,998	$90,812	$113,390
Food and beverage	5,170	8,286	19,766	35,069
Hotel	2,206	2,692	7,410	11,535
Other operations, including online/mobile sports	3,697	2,040	7,601	5,438
	38,269	39,016	125,589	165,432
Operating costs and expenses
Casino	9,863	16,658	33,749	50,673
Food and beverage	4,925	4,827	19,378	33,950
Hotel	1,110	463	3,773	5,608
Other operations	414	951	1,855	3,557
Selling, general and administrative	12,253	13,881	47,585	56,052
Project development costs	—	534	423	1,037
Depreciation and amortization	1,798	2,068	7,666	8,331
Loss on disposal of assets, net	245	3	684	8
	30,608	39,385	115,113	159,216
Operating income (loss)	7,661	(369)	10,476	6,216
Other expense, net
Interest expense, net of capitalized interest	(2,494)	(2,666)	(9,823)	(10,728)
Adjustment to fair value of warrants	(1,757)	(1,069)	(598)	(1,230)
	(4,251)	(3,735)	(10,421)	(11,958)
Income (loss) before income taxes	3,410	(4,104)	55	(5,742)
Income tax (benefit) expense	(90)	29	(92)	80
Net income (loss)	$3,500	$(4,133)	$147	$(5,822)

Basic earnings (loss) per share	$0.13	$(0.15)	$0.01	$(0.22)
Diluted earnings (loss) per share	$0.12	$(0.15)	$0.01	$(0.22)

Basic weighted average number of common shares outstanding	27,114	27,029	27,094	26,980
Diluted weighted average number of common shares outstanding	28,428	27,029	27,784	26,980

Full House Resorts, Inc.

Supplemental Information

Segment Revenues and Adjusted Property EBITDA

(In Thousands, Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues
Silver Slipper Casino and Hotel	$18,334	$16,961	$62,513	$73,201
Rising Star Casino Resort(1)	10,802	11,419	31,028	45,620
Bronco Billy’s Casino and Hotel(1)	5,707	6,076	20,316	27,507
Northern Nevada Casinos	3,426	4,560	11,732	19,104
	$38,269	$39,016	$125,589	$165,432

Adjusted Property EBITDA(2) and Adjusted EBITDA
Silver Slipper Casino and Hotel	$5,140	$2,711	$14,669	$13,159
Rising Star Casino Resort(1)	3,493	167	3,841	1,330
Bronco Billy’s Casino and Hotel(1)	1,683	(74)	4,479	3,000
Northern Nevada Casinos	376	645	454	3,161
Adjusted Property EBITDA	10,692	3,449	23,443	20,650
Corporate	(890)	(1,128)	(3,789)	(4,710)
Adjusted EBITDA	$9,802	$2,321	$19,654	$15,940

(1)	Includes amounts related to the property’s contracted sports revenue in 2020.
(2)	The Company utilizes Adjusted Property EBITDA as the measure of segment operating profit in assessing performance and allocating resources at the reportable segment level.

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Net Income (Loss) and Operating Income (Loss) to Adjusted EBITDA

(In Thousands, Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net income (loss)	$3,500	$(4,133)	$147	$(5,822)
Income tax (benefit) expense	(90)	29	(92)	80
Interest expense, net of amounts capitalized	2,494	2,666	9,823	10,728
Adjustment to fair value of warrants	1,757	1,069	598	1,230
Operating income (loss)	7,661	(369)	10,476	6,216
Project development costs	—	534	423	1,037
Depreciation and amortization	1,798	2,068	7,666	8,331
Loss on disposal of assets, net	245	3	684	8
Stock-based compensation	98	85	405	348
Adjusted EBITDA	$9,802	$2,321	$19,654	$15,940

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Property EBITDA and Adjusted EBITDA

(In Thousands, Unaudited)

Three Months Ended December 31, 2020
					Adjusted
					Property
	Operating	Depreciation	Loss on	Stock-	EBITDA and
	Income	and	Disposal	Based	Adjusted
	(Loss)	Amortization	of Assets	Compensation	EBITDA
Casino properties
Silver Slipper Casino and Hotel	$4,239	$657	$244	$—	$5,140
Rising Star Casino Resort(1)	2,872	621	—	—	3,493
Bronco Billy’s Casino and Hotel(1)	1,341	342	—	—	1,683
Northern Nevada Casinos	236	140	—	—	376
	8,688	1,760	244	—	10,692
Other operations
Corporate	(1,027)	38	1	98	(890)
	$7,661	$1,798	$245	$98	$9,802

Three Months Ended December 31, 2019
						Adjusted
						Property
	Operating	Depreciation	Loss on	Project	Stock-	EBITDA and
	Income	and	Disposal	Development	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Casino properties
Silver Slipper Casino and Hotel	$1,856	$855	$—	$—	$—	$2,711
Rising Star Casino Resort	(459)	626	—	—	—	167
Bronco Billy’s Casino and Hotel	(473)	396	3	—	—	(74)
Northern Nevada Casinos	492	153	—	—	—	645
	1,416	2,030	3	—	—	3,449
Other operations
Corporate	(1,785)	38	—	534	85	(1,128)
	$(369)	$2,068	$3	$534	$85	$2,321

(1)	Includes amounts related to the property’s contracted sports revenue.

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Property EBITDA and Adjusted EBITDA

(In Thousands, Unaudited)

Year Ended December 31, 2020
						Adjusted
						Property
	Operating	Depreciation	Loss on	Project	Stock-	EBITDA and
	Income	and	Disposal	Development	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Casino properties
Silver Slipper Casino and Hotel	$11,421	$3,004	$244	$—	$—	$14,669
Rising Star Casino Resort(1)	1,363	2,478	—	—	—	3,841
Bronco Billy’s Casino and Hotel(1)	3,025	1,450	4	—	—	4,479
Northern Nevada Casinos	(562)	581	435	—	—	454
	15,247	7,513	683	—	—	23,443
Other operations
Corporate	(4,771)	153	1	423	405	(3,789)
	$10,476	$7,666	$684	$423	$405	$19,654

Year Ended December 31, 2019
						Adjusted
						Property
	Operating	Depreciation	Loss on	Project	Stock-	EBITDA and
	Income	and	Disposal	Development	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Casino properties
Silver Slipper Casino and Hotel	$9,700	$3,454	$5	$—	$—	$13,159
Rising Star Casino Resort	(1,096)	2,426	—	—	—	1,330
Bronco Billy’s Casino and Hotel	1,297	1,700	3	—	—	3,000
Northern Nevada Casinos	2,562	599	—	—	—	3,161
	12,463	8,179	8	—	—	20,650
Other operations
Corporate	(6,247)	152	—	1,037	348	(4,710)
	$6,216	$8,331	$8	$1,037	$348	$15,940

(1)	Includes amounts related to the property’s contracted sports revenue.

Cautionary Note Regarding Forward-looking Statements

This press release contains statements by Full House and our officers that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “expect,” “future,” “should,” “will” and similar references to future periods. Some forward-looking statements in this press release include those regarding our expected results of operations; our anticipated use of proceeds from the issuance of the 2028 Notes; our expected construction budget, estimated completion date, and the opening timeline for the Cripple Creek project; our expectations regarding our sports revenue agreements with third-party providers, including the expected revenues and expenses and the expected timing for the launch of the sports betting ‘skins’ related thereto; and our expectations regarding the Waukegan proposal, including our ability to obtain the casino license and, if we are awarded such license, to obtain financing. Forward-looking statements are neither historical facts nor assurances of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Such risks include, without limitation, our ability to repay our substantial indebtedness; the potential for additional adverse impacts from the COVID-19 pandemic on our business, construction projects, indebtedness, financial condition and operating results; actions by government officials at the federal, state or local level with respect to steps to be taken, including, without limitation, additional shutdowns, travel restrictions, social distancing measures or shelter-in-place orders, in connection with the COVID-19 pandemic; our ability to effectively manage and control expenses as a result of the pandemic; our ability to complete the planned Cripple Creek expansion project on-time and on-budget; changes in guest visitation or spending patterns due to COVID-19 or other health or other concerns; a decrease in overall demand as other competing entertainment venues continue to re-open; construction risks, disputes and cost overruns; dependence on existing management; competition; uncertainties over the development and success of our expansion projects; the financial performance of our finished projects and renovations; effectiveness of expense and operating efficiencies; general macroeconomic conditions; and regulatory and business conditions in the gaming industry (including the possible authorization or expansion of gaming in the states we operate or nearby states). Additional information concerning potential factors that could affect our financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the most recently ended fiscal year and our other periodic reports filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or revise our forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

About Full House Resorts, Inc.

Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada under a lease agreement with the Hyatt organization. The Company is currently constructing a new luxury hotel and casino in Cripple Creek, Colorado, adjacent to its existing Bronco Billy’s property. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com. The information contained on, or that may be accessed through, our website, our Facebook page, www.BroncoBillysCasino.com or www.americanplace.us, is not incorporated by reference into, and is not a part of, this document.

Contact:

Lewis Fanger, Chief Financial Officer

Full House Resorts, Inc.

702-221-7800

www.fullhouseresorts.com